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                                                                    EXHIBIT 5.1


                                    April 30, 1996


Phoenix Technologies Ltd.
2770 De La Cruz Boulevard
Santa Clara, California 95050

Ladies and Gentlemen:

     I have been asked by you to examine the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission on April 30, 1996 in connection with the registration under the Securities Act of 1933, as amended, of 150,000 shares of your Common Stock, par value $.001 per share (the "Stock"), that may be sold by you pursuant to awards granted by you to your (or your parents', affiliates', or subsidiaries') directors, officers, employees, consultants, advisors, and independent contractors pursuant to your 1991 Employee Stock Purchase Plan, as amended (the "Plan").

     As Vice President, General Counsel and Secretary of the Company, I have examined the proceedings taken by you in connection with the adoption and approval of the Plan.

     It is my opinion that the 150,000 shares of Stock that may be issued and sold by you pursuant to the Plan, when issued and sold in the manner referred to in the Prospectus associated with the Registration Statement and the Plan, will be legally issued, fully-paid and nonassessable.

     I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to me, if any, in the Registration Statement and any amendments thereto.

                              Very truly yours,


                              /s/Scott C. Neely
                              -------------------
                              Scott C. Neely
                              Vice President, General Counsel and Secretary

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